Exhibit 99.1
Contact:
Express-1 Expedited Solutions, Inc.
Mike Welch
269-429-9761
Mike.Welch@xpocorporate.com
EXPRESS-1 EXPEDITED SOLUTIONS (AMEX:XPO) ANNOUNCES CFO
RESIGNATION
     SAINT JOSEPH, Mich. — April 2, 2010 — Express-1 Expedited Solutions, Inc. today announced the resignation of its Chief Financial Officer, David Yoder. “I value my experiences at Express-1 but have decided to pursue an opportunity in the private transportation sector,” commented Mr. Yoder. Michael Welch, Chief Executive Officer added “Dave will be greatly missed and we wish him continued success in his next endeavor. We will move forward immediately with a search to find Dave’s replacement.”
About Express-1 Expedited Solutions, Inc.
Express-1 Expedited Solutions, Inc. is a non-asset based services organization focused on premium transportation through its business segments, Express-1, Inc. (Buchanan, Michigan), Concert Group Logistics, Inc. (CGL) (Downers Grove, Illinois), and Bounce Logistics, Inc. (South Bend, Indiana). These segments are focused on premium services that include same-day, time-sensitive transportation and domestic and international freight forwarding. Serving more than 2,000 customers, the Company’s premium transportation offerings are provided through one of five operations centers; Buchanan, Michigan; South Bend, Indiana; Downers Grove, Illinois; Rochester Hills, Michigan and Tampa, Florida. The operations are handled by experienced inside sales staff using the latest operational software. The Company’s expedited ground coverage includes all of North America. The Company provides freight forwarding services with global coverage including air and ocean container freight services. The Company’s operating model can be described as non-asset or asset light, as independent contractors and capacity through brokerage agreements fulfill the trucking services for most of its shipments. Express-1 Expedited Solutions, Inc. is publicly traded on the NYSE AMEX Equities Exchange under the symbol XPO. For more information about the Company, visit www.express-1.com.